Exhibit 5.1

February 18, 2011

Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954

Re: Registration Statement on Form S-3 Filed on December 23, 2010

Ladies and Gentlemen:

I have acted as counsel to Oculus Innovative Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities Exchange Commission of a Registration Statement on Form S-3 filed on December 23, 2010 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, the following securities of the Company having an aggregate initial public offering price not to exceed U.S. $75,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies: (a) shares of Common Stock, par value $0.0001 per share (“Common Stock”), (b) shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), in one or more series, (c) warrants to purchase Common Stock, Preferred Stock or any combination thereof (“Warrants”), and (d) Units consisting of one or more shares of Common Stock, Preferred Stock or Warrants or any combination thereof (“Units”). The Preferred Stock and Warrants may be convertible into or exercisable or exchangeable for Common or Preferred Stock. The Common Stock, Preferred Stock, Warrants and Units are collectively referred to herein as the “Securities.”

The offering or offerings may be offered from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.  This opinion is being rendered in connection with the filing of the Registration Statement.  All capitalized items used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, both as currently in effect, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I deemed relevant, as well as the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural person, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of such copies.

Based upon the foregoing, and subject to the limitations set forth below, I am of the opinion that:

1. With respect to the Common Stock, when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of shares of the Common Stock and related matters and when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of Common Stock (including any Common Stock duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board) will be duly authorized, legally issued, fully paid and nonassessable.

2. With respect to the Preferred Stock, when the Board has taken all necessary corporate action to approve the issuance and establish the terms of any particular series of Preferred Stock, the offering thereof and related matters, including the filing of a certificate of designations conforming to the Delaware General Corporation Law regarding the Preferred Stock with the Secretary of State of the State of Delaware, and when shares of such series of Preferred Stock have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of such series of Preferred Stock (including any Preferred Stock duly issued upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board) will be duly authorized, legally issued, fully paid and nonassessable.

3. With respect to the Warrants, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly executed and delivered by the Company and a warrant agent (a “Warrant Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of the Warrants, the terms of the offering of such Warrants, and related matters, (c) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Warrant Agreement, and (d) the Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Warrant Agreement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

4.  With respect to the Units, when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the Units, the terms of the offering thereof and related matters, (ii) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (iii) the agreement relating to the Units in a form to be included as an exhibit to the Registration Statement has been executed and delivered and (iv) the Units have been duly executed, countersigned, delivered and sold in the applicable form as contemplated by the prospectus contained in the Registration Statement and any prospectus supplements relating to the Units, and the Warrants comprising part of the Units will constitute valid and legally binding obligations of the Company, any Common Stock, or Preferred Stock comprising part of the Units will be validly issued, fully paid and nonassessable and by reason of the offered Securities comprising the Units being valid and legally binding obligations of the Company and/or validly issued, fully paid and nonassessable, the Units themselves will constitute valid and legally binding obligations of the Company.

My opinion is limited to the Delaware General Corporation Law and federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction.  No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.  I further consent to the reference to my name and firm in the Registration Statement.

Very truly yours,

/s/ Amy Trombly, Esq.

Amy Trombly, Esq.